Exhibit 99.1

NEWS RELEASE

SECURITY FEDERAL CORPORATION ANNOUNCES INCREASE IN EARNINGS FOR
 THE QUARTER ENDED MARCH 31, 2017

Aiken, South Carolina (April 24, 2017) - Security Federal Corporation ("Company") (OTCBB:SFDL), the holding company for Security Federal Bank ("Bank"), today announced results for the quarter ended March 31, 2017. Net income available to common shareholders increased $22,000 or 1.4% to $1.6 million or $0.55 per common share (basic) for the quarter ended March 31, 2017. The increase in earnings was primarily the result of an increase in non-interest income combined with the absence of preferred stock dividends and a decline in the provision for income tax expense. These items were partially offset by an increase in non-interest expense.

Non-interest income increased $169,000 or 9.3% to $2.0 million for the quarter ended March 31, 2017 from $1.8 million for the same quarter in 2016 primarily as a result of a $325,000 increase in net gain on sale of investments partially offset by a $265,000 decrease in grant income.

Preferred stock dividends were $110,000 during the first quarter of 2016 compared to none during the first quarter of 2017. In October 2016, the Company repurchased all 22,000 shares of its Series B Fixed Rate Cumulative Perpetual Preferred Stock from the United States Department of the Treasury for a total of $21.4 million.  As a result of this transaction, no further dividends will be paid on the Preferred Stock.

Non-interest expense increased $293,000 or 5.3% to $5.8 million for the quarter ended March 31, 2017 compared to $5.5 million for the quarter ended March 31, 2016. The increase was primarily due to a $557,000 or 82.4% decrease in the net gain on sale of other real estate owned ("OREO"), which was recorded as an offset to the cost of operating OREO properties during the quarters ended March 31, 2017 and 2016. There were no prepayment penalties on Federal Home Loan Bank ("FHLB") advances during the quarter ended March 31, 2017 compared to prepayment penalties of $248,000 for the same quarter in 2016. The Bank prepaid $5.0 million in FHLB advances during the quarter ended March 31, 2016 in order to reduce interest expense in future periods and improve net interest spread.

The Company's net interest spread was 3.20% for the quarter ended March 31, 2017, a decrease of eight basis points compared to 3.28% for the same quarter in 2016. The decrease in net interest spread was primarily due to higher cost of funds as total interest expense increased $39,000 or 4.2% to $958,000 for the quarter ended March 31, 2017 compared to $919,000 for the same quarter in the prior year. The increase in interest expense was offset partially by a $19,000 or 0.3% increase in interest income for the quarter ended March 31, 2017 compared to the same quarter last year. Consistent with the decrease in interest spread, net interest income decreased $20,000 or 0.3% to $6.0 million for the quarter ended March 31, 2017, compared to $6.1 million for the quarter ended March 31, 2016.

There was no provision for loan losses recorded by the Company during the quarters ended March 31, 2017 and 2016 as asset quality trends continue to improve. The Company had net recoveries of $22,000 for the quarter ended March 31, 2017 compared to net charge-offs of $2,000 for the quarter ended March 31, 2016. Non-performing assets decreased $1.9 million or 18.8% to $8.3 million at March 31, 2017 from $10.3 million at March 31, 2016. At March 31, 2017, non-performing assets to total assets was 0.98%, a decrease of three basis points from 1.01% at December 31, 2016 and a decrease of 29 basis points from 1.27% at March 31, 2016.

The Bank remains committed to the community bank tradition of knowing its customers and positively impacting their lives. We continue to invest significant capital on two primary fronts: the technology front to expand and enhance on-line services, and the facilities front to offer personal banking and walk-in service in new communities.  In December 2015, we opened a branch in Ballentine, South Carolina, and in April 2017 we will open a second branch in Evans, Georgia.  While these infrastructure projects put pressure on earnings over the near term, they are critical investments in the Bank's delivery model that are aimed at strengthening brand, increasing geographic footprint, and facilitating opportunities for long-term growth and profitability.

Total assets increased $35.4 million or 4.4% to $848.1 million at March 31, 2017 from $812.7 million at December 31, 2016. Investment and mortgage-backed securities increased $22.3 million or 5.7% to $409.9 million at March 31, 2017 from $387.6 million at December 31, 2016.  Net loans receivable decreased $4.5 million or 1.3% to $355.2 million at March 31, 2017 from $359.7 million at December 31, 2016. Total deposits increased $43.6 million or 6.7% to $697.7 million at March 31, 2017 compared to $654.1 million at December 31, 2016. Total borrowings decreased $11.0 million or 13.4% to $71.0 million at March 31, 2017 from $82.0 million at December 31, 2016.

Security Federal Bank has 14 full service branch locations in Aiken, Ballentine, Clearwater, Columbia, Graniteville, Langley, Lexington, North Augusta, Wagener and West Columbia, South Carolina and Evans, Georgia. The Bank's newest branch in Evans, Georgia that is scheduled to open later this month will be a full-service branch offering depository banking as well as commercial, personal and mortgage lending. A full range of financial services, including trust and investments, are provided by the Bank and insurance services are provided by the Bank's wholly owned subsidiary, Security Federal Insurance, Inc.

For additional information contact Jessica Cummins, Chief Financial Officer, at (803) 641-3000.

Forward-looking statements:

Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding the Company's mission and vision. These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties.  The Company's actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to, interest rate fluctuations; economic conditions in the Company's primary market area; demand for residential, commercial business and commercial real estate, consumer, and other types of loans; success of new products; competitive conditions between banks and non-bank financial service providers; legislative or regulatory changes that adversely affect the Company's business including changes in regulatory policies and principles, including the interpretation of regulatory capital or other rules; the ability to attract and retain deposits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; adverse changes in the securities markets; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; technology factors affecting operations; pricing of products and services; and other risks detailed in the Company's reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2016.  Accordingly, these factors should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements.  The Company undertakes no responsibility to update or revise any forward-looking statement.

SECURITY FEDERAL CORPORATION
UNAUDITED CONSOLIDATED FINANCIAL HIGHLIGHTS
(In Thousands, except for Earnings per Share and Ratios)

	INCOME STATEMENT HIGHLIGHTS

	Quarter Ended March 31,
	2017	2016
Total interest income	$7,004	$6,985

Total interest expense	958	919

Net interest income	6,046	6,066

Provision for loan losses	0	0

Net interest income after provision for loan losses	6,046	6,066

Non-interest income	1,997	1,828

Non-interest expense	5,829	5,536

Income before income taxes	2,214	2,358

Provision for income taxes	585	641

Net income	$1,629	$1,717

Preferred stock dividends	0	110

Net income available to common shareholders	$1,629	$1,607

Earnings per common share (basic)	$0.55	$0.55

Earnings per common share (diluted)	$0.52	$0.52

	BALANCE SHEET HIGHLIGHTS

	March 31, 2017	December 31, 2016	% Change

Total assets	$848,120	$812,682	4.4%

Cash and cash equivalents	28,769	9,375	206.9%

Total loans receivable, net	355,225	359,723	-1.3%

Investment and mortgage-backed securities	409,898	387,643	5.7%

Deposits	697,680	654,103	6.7%

Borrowings	71,026	81,972	-13.4%

Shareholders' equity	72,976	71,112	2.6%

Book value per share	$24.78	$24.14	2.7%

Total risk based capital ratio (1)	20.97%	21.10%	-0.6%

Common equity tier one ratio (1)	19.71%	19.80%	-0.5%

Non performing assets	8,333	8,236	1.2%

Non performing assets to total assets	0.98%	1.01%	-3.0%

Allowance as a percentage of gross loans,
held for investment	2.31%	2.30%	0.4%

(1)- This ratio is calculated using Bank only information and not consolidated information.